EXHIBIT 4.2

                               GENTA INCORPORATED

                 NON-EMPLOYEE DIRECTORS' 1998 STOCK OPTION PLAN

               (Amended and Restated Effective September 19, 2002)

1. Purpose

            The purpose of the Genta Incorporated Non-Employee Directors' 1998 Stock Option Plan (the "Plan") as amended and restated effective September 19, 2002 is to provide an incentive to those directors of Genta Incorporated (the "Company") who are not employees of the Company to serve on the board of directors of the Company (the "Board") and to maintain and enhance the Company's long-term performance.

2. Administration

            The terms of the stock options to be awarded under the Plan are set forth herein and may not be varied other than by amendment of the Plan in accordance with Section 10. To the extent that any administrative action is required in connection with the Plan, such action shall be taken by the Board, whose determination in such case shall be final, binding and conclusive.

3. Shares Available for Awards

            The total number of shares of common stock of the Company, par value $.001 per share ("Common Stock"), which may be transferred upon the exercise of options granted under the Plan shall not exceed 3,300,000 shares plus the number of shares underlying the options referred to in Section 5(c) (as adjusted as provided therein). Such shares may be authorized and unissued shares, treasury shares or shares acquired by the Company for the purposes of the Plan. Any shares of Common Stock that are subject to a stock option under the Plan and that have not been transferred at the time such option is cancelled or terminated shall again be available for options under the Plan.

4. Persons Eligible for Stock Options

            Stock options shall be granted under the Plan only to persons who are members of the Board and are not employees of the Company or any subsidiary thereof ("Eligible Directors").

5. Grant of Stock Options

            (a) Every option granted under the Plan shall be subject to the terms and conditions set forth in the Plan, and shall be evidenced by an option agreement, which shall not be inconsistent with the provisions of the Plan.

            (b) Repealed by March 22, 2001 amendment.

            (c) Each Eligible Director serving as a director on May 28, 1998 shall be granted stock options to purchase the number of shares of Common Stock set forth below under the heading "Number of Initial Shares" at an exercise price of $.94375 per share (subject to


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proportional adjustment for any stock split or reverse stock split of the Common
Stock). The exercise price and number of shares subject to such stock options shall be subject to adjustment if the number of shares of Fairly-Diluted Common Stock (as defined below) as of February 26, 1999 (the "Adjustment Date") is other than 44,725,266 shares (subject to proportional adjustment for any stock split or reverse stock split of the Common Stock) as a result of any and all Covered Events (as defined below) occurring prior to such time, in which case
(x) the number of shares of Common Stock covered by the stock option shall increase by a number of shares equal to the percentage set forth below under the caption "Applicable Percentage" of the number of shares of Fairly-Diluted Common Stock as of the Adjustment Date in excess of 44,725,266 that are attributable to Covered Events and (y) the per share exercise price shall be adjusted to equal the conversion price of the Company's Series D Convertible Preferred Stock immediately after the Reset (as defined in the fifth paragraph of Subsection
4(a) of the Certificate of Designations for the Series D Convertible Preferred Stock, as amended from time to time) as modified by any contractual modification to such Reset agreed to by at least a majority of the holders of Series D Preferred Stock. "Fairly-Diluted Common Stock" shall mean, as of a specified date, the number of shares of Common Stock that would be outstanding on such date assuming (i) the conversion into Common Stock on such date of all preferred stock of the Company outstanding on May 28, 1998 or issuable upon exercise of warrants outstanding on May 28, 1998; and (ii) the exercise of all warrants of the Company outstanding on May 28, 1998 or contractually required to be issued pursuant to an agreement in effect on May 28, 1998, in each case having an exercise price per share of Common Stock of less than $2.00 on May 28, 1998 (subject to proportional adjustment for any stock split or reverse stock split of the Common Stock) including, but not limited to, any Penalty Warrants (as defined in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1997) that may be issued. "Covered Events" mean any issuance of Penalty Warrants or alteration of the conversion price of the Series D Preferred Stock pursuant to the Reset referred to above or any contractual modification thereof.

                                                                   Applicable
Director                   Number of Initial Shares              Percentage (%)
--------                   ------------------------              --------------

Drapkin                            675,000                           1.5
Cooper                             337,500                            .75
Sandage                            337,500                            .75
Kessel                              75,000                            .167
Salomon                             75,000                            .167
Stein                               75,000                            .167
Wakoff                              75,000                            .167
Weiss                               75,000                            .167

            (d) Each person elected to the Board after March 22, 2001, and who upon such election qualifies as an Eligible Director, shall, upon such person's election, be granted options to purchase 24,000 shares of Common Stock. The exercise price per share of Common Stock under each option granted under this subsection 5(d) shall be equal to Fair Market Value (as defined in subsection 6(a) of this Plan). Such options shall become exercisable in equal installments over a three-year period beginning on the first anniversary of the grant, provided that the optionee continues to be an Eligible Director at that time.

            (e) Each member of the Board will be granted an annual option to purchase 20,000 shares of Common Stock at the first meeting of the Board they attend in person. The


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exercise price per share of Common Stock under each option granted under this subsection 5(e) shall be equal to Fair Market Value (as defined in subsection 6(a) of this Plan). Such options shall become exercisable immediately upon grant.

            (f) Each member of the Executive Committee of the Board of Directors will be granted options to purchase 1,000 shares of Common Stock for each Executive Committee meeting they attend in person. The exercise price per share of Common Stock under each option granted under this subsection 5(f) shall be equal to Fair Market Value (as defined in subsection 6(a) of this Plan). Such options shall become exercisable immediately upon grant.

6. Terms of Stock Options

            (a) The exercise price per share of Common Stock under each option granted under Sections 5(d), (e) and (f) shall be equal to the "Fair Market Value" per share of Common Stock on the date of option grant. For purposes of the Plan, the "Fair Market Value" of a share of Common Stock on any day shall be as follows: (i) if the principal market for the Common Stock (the "Market") is a national securities exchange or the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market or SmallCap Market, the last sale price or, if no reported sales take place on the applicable date, the average of the high bid and low asked price of Common Stock as reported for such Market on such date or, if no such quotation is made on such date, on the next preceding day on which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable date; (ii) if the Common Stock is actively traded but clause (i) does not apply, the average of the high bid and low asked price for Common Stock on the applicable date, or, if no such quotations shall have been made on such date, on the next preceding day on which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable date; or (iii) in the event that neither clause (i) or (ii) shall apply, the Fair Market Value of a share of Common Stock on any day shall be determined in good faith by the Board. The exercise price of each option granted under Section 5(c) shall be $0.94375 per share, subject to adjustment as provided in Section 5(c).

            (b) Each option granted under the Plan shall have a term of ten years, and shall not be exercisable after the tenth anniversary of the date of grant.

            (c) Each option granted under Section 5(c) shall become exercisable in 16 substantially equal installments on the last day of each calendar quarter after October 1, 1997 provided that adjustments to the number of options contemplated by Section 5(c) shall be pro-rated as to vesting over the remaining quarterly periods after the adjustment. Each option granted under Section 5(d) shall become exercisable in equal installments over a three-year period beginning on the first anniversary of the grant. Each option granted under Sections 5(e) and (f) shall become exercisable immediately upon grant. An option may be exercised from time to time for all or part of the shares as to which it is then exercisable (but, in any event, only for whole shares).

            (d) Notwithstanding the foregoing, the Board of Directors, in its discretion, may accelerate the date upon which any option granted under the Plan shall become exercisable to such earlier date as it deems appropriate by written amendment to the agreements evidencing the grant of such option.


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7. Exercise of Options

            (a) An option shall be exercised by the filing of a written notice with the Company, on such form and in such manner, as the Company shall prescribe, accompanied by payment for the shares being purchased or such other documentation as the Board may prescribe. Such payment shall be made: (i) by certified or official bank check (or the equivalent thereof acceptable to the Company) for the full option exercise price; (ii) by delivery of shares of Common Stock (which, if acquired pursuant to the exercise of a stock option, were acquired at least six months prior to the option exercise date) and having a Fair Market Value (determined as of the exercise date) equal to all or part of the option exercise price and a certified or official bank check (or the equivalent thereof acceptable to the Company) for any remaining portion of the full option exercise price; or (iii) at the discretion of the Board and to the extent permitted by law, by such other method as the Board may authorize, including, without limitation, at the discretion of the Board, by the withholding of shares (valued at their Fair Market Value on the date of exercise) underlying the Option.

            (b) Promptly after receiving payment of the full option exercise price, the Company shall provide for the issuance to the Eligible Director, or to such other person as may then have the right to exercise the option, the shares of Common Stock for which the option has been exercised.

            (c) The holder of a stock option (or other person having the right to exercise the option) shall have none of the rights of a shareholder of the Company with respect to the shares subject to the option until i.) the issuance of a stock certificate to such person for such shares or ii.) the book-entry ownership is reflected for the nominee of such person who holds such shares in "street name." Except as otherwise provided in Section 9, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such shares are issued.

8. Termination of Directorship; Change of Control

            (a) If an optionee's membership on the Board terminates for any reason other than death, the optionee may exercise any outstanding option to the extent that the optionee was entitled to exercise it on the date of termination. Exercise must occur within six months after termination, except that the six-month period shall be increased to one year if the termination is by reason of disability, but in no event after the expiration date of the option.

            (b) If an optionee dies while serving on the Board, or during the period in which an option is exercisable pursuant to paragraph (a) of this
Section 8, any outstanding option shall be exercisable to the extent that the optionee was entitled to exercise it on the date of death. Exercise must occur by the earlier of the first anniversary of death or the expiration date of the option. Such exercise shall be made only by the optionee's executor or administrator, unless the optionee's will specifically disposes of the option, in which case exercise shall be made only by the recipient of such specific disposition. If an optionee's personal representative or the recipient of a specific disposition under the optionee's will shall be entitled to exercise any award pursuant to the preceding sentence, such representative or recipient shall be bound by all the terms and conditions of the Plan and the applicable agreement which would have applied to the optionee including, without limitation, the provisions of Section 11 hereof.


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            (c) Upon expiration of the applicable six-month or one-year period described in paragraph (a) or (b) of this Section 8, any unexercised option shall be null and void.

            (d) Upon the happening of a change in control (as hereinafter defined) notwithstanding any other provision of this Plan, any option granted under this Plan then outstanding shall become fully vested and immediately exercisable (i) upon the termination of the Eligible Director's status as an Eligible Director as a result of the removal of such person from the Board (other than for cause) by shareholder action within one year of such change in control or (ii) in the case of any liquidation, sale, disposition or other transaction described in clause (D) of the next sentence, immediately upon the consummation of such liquidation, sale, disposition or other transaction. A "change in control" shall have occurred if: (A) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") (other than (i) the shareholders of the Company as of the effective date of the Plan (the "Current Shareholders", such term to include their heirs or estates, or trusts or other entities the primary beneficiaries of which are the Current Shareholders or persons designated by them, (ii) the Company or any subsidiary of the Company, (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, or (iv) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities without the prior written consent of the Board; or (B) during any period of twenty-four (24) consecutive months, individuals who at the effective date of the Plan constitute the Board and any new director whose election by the Board or nomination for election by the Company shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or (C) the shareholders of the Company approve a merger or consolidation of the Company with any other company (other than a wholly-owned subsidiary of the Company), other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as defined in clause (A) above with the exceptions noted in said clause (A)) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or (D) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

            (e) In the event of a merger or consolidation ("merger") of the Company with or into any other corporation or entity ("successor corporation"), outstanding awards granted under this Plan shall be assumed or an equivalent option or right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. For the purposes of this paragraph
(e), an award shall be considered assumed if, for every share of Common


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Stock subject thereto immediately prior to the merger, the grantee has the right, following the merger, to acquire the consideration received in the merger transaction by holders of shares of Common Stock (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the merger was not solely common stock of the successor corporation or its parent, the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be acquired pursuant to the award, for each share of Common Stock subject thereto, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger. For purposes hereof, the term "merger" shall include any transaction in which another corporation acquires all of the issued and outstanding Common Stock of the Company.

9. Change in Capitalization

            In the event of any change in the Common Stock by reason of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, merger, consolidation, split-up, combination, exchange of shares or the like, the Board shall appropriately adjust the number and kind of shares authorized for issuance under the Plan, the number of shares subject to each option then outstanding or subsequently granted under the Plan and the exercise price of each such option. The Board's determination as to what, if any, adjustments shall be made shall be final, binding and conclusive on the Company and on all Eligible Directors who receive option grants under the Plan.

10. Amendment of the Plan

            (a) The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever; provided, however, that no such amendment shall impair any material rights or increase any material obligations under any option theretofore granted under the Plan without the consent of the optionee (or, after the optionee's death, the person having the right to exercise the option). For purposes of this Section 10, any action of the Board that alters or affects the tax treatment of any option shall not be considered to materially impair any rights of any optionee.

            (b) Shareholder approval shall be required with respect to any amendment if the failure to obtain such approval would adversely affect the compliance of the Plan with the requirements of any applicable law, rule or regulation.

11. Restrictions

            (a) If the Board shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any option under the Plan, the issuance or purchase of shares or other rights thereunder, or the taking of any other action thereunder (each such action being hereinafter referred to as a "Plan Action"), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Board.

            (b) The term "Consent" as used herein with respect to any Plan Action means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the optionee with respect to the disposition of shares, or with respect to any other matter, which the Board shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies.


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            (c) The Board may direct that i.) a stop order may be placed in effect with respect to shares issued pursuant to the Plan and ii.) any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan.

12. Nonassignability

            No award or right granted to any person under the Plan shall be assignable or transferable other than by will or by the laws of descent and distribution, and all such awards and rights shall be exercisable during the life of the grantee only by the grantee or the grantee's legal representative.

13. No Right to Re-election

            Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any of its members for re-election by the Company's shareholders, nor confer upon any Eligible Director the right to remain a member of the Board for any period of time or at any particular rate of compensation.

14. No Limitation on Corporate Actions

            This Plan shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

15. Section Headings

            The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections.


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16. Effective Date and Term of Plan

            The Plan was originally adopted by the Board on May 28, 1998, This amendment and restatement of the Plan is effective September 19, 2002. Unless sooner terminated by the Board, the Plan shall terminate on the date when no more shares are available for transfer under the Plan. Options outstanding upon Plan termination shall continue in effect in accordance with their terms.

17. Governing Law

            All rights and obligations under the Plan shall be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.


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